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                                                                    EXHIBIT 99.1

NEWS RELEASE
                                       FOR:      SYNTHETIC INDUSTRIES, INC.

                                       CONTACT:  Joseph Sinicropi
                                                 Chief Financial Officer
                                                 Synthetic Industries, Inc.
                                                 (706)375-3121, Ext. 1400
For Immediate Release
---------------------
                                                 June Filingeri, John Blackwell
                                                 Press Contact: Stan Froelich
                                                 Morgen-Walke Associates
                                                 (212)850-5600

                 SYNTHETIC INDUSTRIES, INC. REPORTS DECISION OF
          DELAWARE SUPREME COURT ON DISSOLUTION OF LIMITED PARTNERSHIP

          CHICKAMAUGA, GA, March 23, 1998 -- SYNTHETIC Industries, Inc. (Nasdaq:SIND) today announced that Synthetic Industries, L.P., the Company's majority stockholder, received an adverse decision from the Delaware Supreme Court in an appeal of a preliminary injunction that had prevented the dissolution of the Partnership. The Plan of Dissolution, which was approved by the Partnership's limited partners last November, would have provided for an orderly distribution of the shares of the Company's Common Stock held by the Partnership. Until the implementation of the Plan or some alternative action by the Partnership, the Common Stock will continue to be held by the Partnership as it has since 1986.

          Leonard Chill, Chairman and Chief Executive Officer of Synthetic Industries, commented, "We are disappointed with the decision of the Delaware Supreme Count. In November, approximately 70% of the limited partner interests voted in favor of the plan. We therefore believed that the plan of dissolution for the limited partnership was in the best interest of both the limited partners and the common shareholders."

           Synthetic Industries, Inc. is the second largest manufacturer of polypropylene fabrics and fibers in the world. The Company's diverse mix of products is sold worldwide for such end uses as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

            This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated results are changes in the price of polypropylene, the continued availability of polypropylene, changes to cost estimates relating to specific projects, changes in technology, success in developing and implementing new technologies and processes, competitive pressure on prices, success in integrating and operating acquired businesses, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental regulatory requirements). These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.


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                   [Morgen-Walke Associates, Inc. Letterhead]